EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form SB-2 No. 333-37092) and related Prospectus and the Registration Statements
(Form S-8 Nos. 33-94354, 333-85529 and 333-91443) pertaining to the 1993
Management Agreement between vFinance.com, Inc. (formerly Peachtree FiberOptics, Inc.) and Leonard J. Sokolow, the Consulting and Acquisition Management Agreement with Stephen Krause and Timothy Mahoney, the Consulting Agreement with Stephen Krause, the Agreement with Atlas, Pearlman, Trop & Borkson, P.A. and the Agreement with Sidney Levine, of our report dated March 8, 2001, with respect to the consolidated financial statements of vFinance.com, Inc. included in the Annual Report (Form lO-KSB) for the year ended December 31, 2000.


                                                        /s/ Ernst & Young LLP


Atlanta, Georgia
March 20, 2001